Exhibit 5.1

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. Box 1347

WILMINGTON, DELAWARE 19899-1347

302 658 9200

302 658 3989 FAX

November 30, 2007

Smart Balance, Inc.

6106 Sunrise Ranch Drive

Longmont, CO 80503

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters of Delaware law in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Smart Balance, Inc., a Delaware corporation (formerly known as Boulder Specialty Brands, Inc.) (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) with respect to up to 9,650,000 Shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable pursuant to the Stock Plan (as defined herein). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Stock Plan.

In rendering this opinion, we have examined and relied upon the following documents in the forms provided to us by or on behalf of the Company: (i) a certified copy of the Certificate of Incorporation of the Company filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on May 31, 2005 (the “Company Certificate”); (ii) a certified copy of the Restated Certificate of Incorporation of the Company filed with the State Office on May 21, 2007 (the “Restated Certificate”); (iii) the Bylaws of the Company; (iv) resolutions of the Board of Directors of the Company adopted on May 14, 2007 and May 17, 2007; (v) a certified copy of the Certificate of Merger of BSB Acquisition Co., Inc. with and into GFA Holdings, Inc. filed with the State Office on May 21, 2007; (vi) the Company’s Stock and Awards Plan (the “Stock Plan”); (vii) a certificate of good standing of the Company, dated as of a recent date, from the State Office; and (viii) a certificate of an officer of the Company.

Smart Balance, Inc.

November 30, 2007

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its formation or organization; (ii) the due authorization, execution and, as applicable, delivery of the documents reviewed by us by each of the parties thereto; (iii) that the documents examined by us (a) set forth the entire understanding of the parties thereto with respect to the subject matter thereof and (b) have not been amended, supplemented or otherwise modified; (iv) that the exercise price for each Option, as it may be adjusted from time to time in accordance with the terms of the Stock Plan, shall be at least equal to the par value of a share of Common Stock to be issued upon exercise of any Option; (v) that the Stock Plan was duly approved by the Company’s stockholders; (vi) that no more than 1,930,000 Shares have been or will be awarded as Restricted Stock or Restricted Stock Units under the Stock Plan; (vii) that the consideration received or to be received by the Company upon the issuance of Restricted Stock or upon the issuance of Shares pursuant to Options or Restricted Stock Units shall be at least equal to the par value of a share of Common Stock to be so issued; (viii) that the Awards granted under the Stock Plan are, or will be prior to the grant thereof, duly authorized and validly issued; (ix) that, so long as the number of Series A Preferred Shares (as defined in the Restated Certificate) equals or exceeds 12.5% of the total number of Series A Preferred Shares issued on the Issue Date (as defined in the Restated Certificate), without the affirmative consent or approval of a majority of the Series A Preferred Shares then outstanding, (a) no more than 4,825,000 Options, Restricted Stock Units or shares of Restricted Stock have been, or will be during the first three years after the Issue Date, issued to persons who are employees, directors or consultants of the Company as of the Issue Date and (b) no more than 2,412,500 Options, Restricted Stock Units or shares of Restricted Stock will be issued during the fourth and fifth years after the Issue Date to persons who are employees, directors or consultants as of the Issue Date; (x) that either (a) at the time of the issuance of the Shares, a stock certificate in proper form will be duly executed in the manner required by Section 158 of the Delaware General Corporation Law (the “DGCL”) and will be issued to represent the Shares or (b) within a reasonable time after issuance of the Shares, the Company will send to the record holders thereof a written notice as required by Section 151(f) of the DGCL; and (xi) that any determination to be made by the Committee, other than at a duly called meeting of the Committee, shall be made by a writing signed by all of the Committee members. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and the accuracy, as of the date hereof, of the matters therein contained and have assumed that there will be no material change in the facts therein contained any time prior to the issuance of the Shares.

Smart Balance, Inc.

November 30, 2007

We note that we have been retained to act as special Delaware counsel for purposes of rendering the opinions expressed herein. We are not regular counsel to the Company and we are not generally informed as to its business affairs. We express no opinion herein as to any laws other than the laws of the State of Delaware.

Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of the Stock Plan and, with respect to Shares to be issued upon the exercise of Options or Restricted Stock Units, the terms of the Options or the Restricted Stock Units, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to the present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ MORRIS, NICHOLS, ARSHT & TUNNELL LLP